Exhibit 10.1

STOCK PURCHASE AGREEMENT

between

ZHIBAO PAN

and

CHINA GREEN AGRICULTURE, INC.

dated as of

December 27, 2023

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of December 27, 2023 (“Signing Date”), is entered into between ZHIBAO PAN, an individual (“Seller”), and China Green Agriculture, Inc. (“Buyer”). Capitalized terms used in this Agreement have the meanings given to such terms herein, as such definitions are identified by the cross-references set forth in Exhibit A attached hereto.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of common stock (the “Shares”) of LONESTAR DREAM, INC., a Delaware corporation (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and sale

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance (each, an “Encumbrance”).

Section 1.02 Purchase Price and Payment. The aggregate purchase price for the Shares shall be $49,000,000.00 (the “Purchase Price”).

(a) Subject to the satisfaction or waiver of the conditions set out in Section 2.01, within twenty (20) business days after the Signing Date (the “First Payment Date”), Buyer shall pay $2,450,000.00 (amounting to five percent (5%) of the Purchase Price, the “First Payment”) to Seller in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions given by Seller;

(b) within ninety (90) business days after all conditions under Section 2.02 hereof have been duly waived or satisfied, or at such other time as is mutually agreed by the Seller and the Buyer in writing (the “Second Payment Date”), Buyer shall pay $44,100,000.00 (amounting to ninety percent (90%) of the Purchase Price, the “Second Payment”) one-time or by installments to Seller in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions given by Seller (the completion of the Second Payment being the “Closing”, the day on which the Closing takes place being the “Closing Date”);

(c) within twenty (20) business days after all conditions under Section 2.03 hereof have been duly waived or satisfied (the “Third Payment Date”), Buyer shall pay $2,450,000.00 (amounting to five percent (5%) of the Purchase Price, the “Third Payment”) to Seller in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions given by Seller.

Section 1.03 Withholding Taxes. Buyer shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable law. Buyer shall provide Seller with written notice of its intent to withhold at least twenty (20) business days prior to the Second Payment Date with a written explanation substantiating the requirement to deduct or withhold, and the parties shall use commercially reasonable efforts to cooperate to mitigate or eliminate any such withholding to the maximum extent permitted by law. To the extent that amounts are so withheld and paid over to the appropriate tax authority by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE II
Payment CONDITIONS

Section 2.01 First Payment Conditions. Buyer’s obligations to pay the First Payment are subject to fulfillment, on or prior to the First Payment Date, of the following conditions, which shall be reasonably satisfactory to Buyer and may be waived in whole or in part by Buyer:

(a) Representations and Warranties of Seller contained in ARTICLE III hereof shall be true, correct and complete in all material aspects on and as of the First Payment Date with the same effect as though such representations and warranties had been made on and as of the First Payment Date.

(b) Seller shall have performed and complied with all material agreements, obligations and conditions that are required by this Agreement to be performed or complied with by him on or before the First Payment Date.

(c) All consents, approvals, waivers, authorizations, licenses or orders of, registrations, qualifications, designations, declarations or filings with, or notice to any Governmental Authority or any other Person necessary to be obtained, made or given in connection with the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect as of the First Payment Date. And Buyer shall have received all such counterpart original or other copies of such documents as it may reasonably request.

(d) This Agreement shall have been duly executed by Seller and delivered to Buyer and shall constitute validly binding and enforceable obligations of Seller in accordance with respective terms.

(e) To the best of Seller’s knowledge, no Material Adverse Effect shall have occurred, and no event shall have occurred or arisen, and no circumstance shall exist, that would reasonably be expected to result in a Material Adverse Effect.

(f) Buyer shall have received approvals, if required, by its board of directors and/or audit committee for entering into the transactions contemplated hereunder.

Section 2.02 Second Payment Conditions. Buyer’s obligations to pay the Second Payment are subject to fulfillment, on or prior to the Second Payment Date, of the following conditions, which shall be reasonably satisfactory to Buyer and may be waived in whole or in part by Buyer:

(a) The conditions set out in Section 2.01 shall have been satisfied or waived, and that such conditions shall be in full force and effect as of the Second Payment Date.

(b) Seller shall have delivered to Buyer the following:

(i)	Share certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

(ii)	A certificate of the Secretary (or other officer) of Seller certifying: that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

(iii)	A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986 (as amended, the “Code”).

(iv)	All outstanding contracts of the Company.

(v)	All books, records, and accounts of the Company.

(vi)	Such other documents as may be reasonably requested by Buyer and agreed by Seller.

Section 2.03 Third Payment Conditions. Buyer’s obligations to pay the Third Payment are subject to fulfillment, on or prior to the Third Payment Date, of the following conditions, which shall be reasonably satisfactory to Buyer and may be waived in whole or in part by Buyer:

(a) The conditions set out in Section 2.01 shall have been satisfied or waived, and that such conditions shall be in full force and effect as of the Third Payment Date.

(b) the Company’s auditor confirmed by the Buyer shall have issued to Buyer an audited annual consolidated financial statement of the Group Companies of fiscal year 2023, which have been prepared in accordance with GAAP and in form and substance reasonably satisfactory to Buyer.

ARTICLE III
Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this Article III, “Seller’s knowledge,” “knowledge of Seller,” and any similar phrases shall mean the actual knowledge of ZHIBAO PAN.

Section 3.01 Power and Authority of Seller. Seller is an individual and has all necessary power and authority to enter into this Agreement, to carry out his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Each Group Company has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each Group Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Company in connection with this Agreement have been duly authorized.

Section 3.03 Capitalization.

(a) All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrance.

(b) There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation or other rights, agreements or commitments relating to the shares of the Group Company or obligating Seller or the Group Company to issue or sell any shares of, or any other interest in, the Group Company. There are no voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Shares.

(c) Seller is the sole legal, beneficial and registered owner of the Shares and has good and valid title to the Shares, free and clear of all Encumbrances. Seller has the unrestricted power and authority to transfer the Shares to Buyer. Upon the Closing, Buyer will have valid title to the Shares free and clear of all Encumbrances.

Section 3.04 Subsidiaries. Company does own and have [80%] of the equity interest in Lonestar Taproot, LLC (Lonestar Taproot, LLC and the Company are collectively referred to as the “Group Companies”, and each, a “Group Company”), which is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 3.05 No Conflicts or Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation or by-laws of the Company; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Seller or the Company; (c) require the consent, notice or other action by any Person under, violate or conflict with, or result in the acceleration of any Material Contract; or (d) require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority; except, in the cases of clauses (b) and (c), where the violation, conflict, acceleration or failure to obtain consent or give notice would not have a Material Adverse Effect and, in the case of clause (d), where such consent, permit, Governmental Order, filing or notice which, in the aggregate, would not have a Material Adverse Effect. For purposes of this Agreement: (i) “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law or other requirement or rule of law of any Governmental Authority; (ii) “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority; (iii) “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction; (iv) “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity; and (v) “Material Adverse Effect” means (x) any event, occurrence, fact, condition or change that that has had, has, or could reasonably be expected to have, individually or together with other events, occurrences, facts, conditions or changes, a material adverse effect to the business, operations, results of operations, condition (financial or otherwise), assets or liabilities of the Group Companies, taken as a whole; (y) material impairment of the ability of Seller to perform its material obligations under this Agreement; or (z) material impairment of the validity or enforceability of this Agreement against the Seller.

Section 3.06 Financial Statements. Copies of the Group Companies audited and consolidated financial statements consisting of the balance sheet of the Group Companies ended October 31, 2023 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the time then ended (the “Financial Statements”) have been delivered to Buyer for purposes of this Agreement. The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time (“GAAP”), applied on a consistent basis throughout the period involved. The Financial Statements fairly present in all material respects the financial condition of the Group Companies as of the respective dates they were prepared and the results of the operations of the Group Companies for the periods indicated. For purposes of this Agreement, the balance sheet of the Group Companies as of October 31, 2023 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

Section 3.07 Undisclosed Liabilities. Each Group Company has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount.

Section 3.08 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement, from the Balance Sheet Date until the date of this Agreement, the Company has operated in the ordinary course of business in all material respects and there has not been: (a) a Material Adverse Effect; or (b) any event, occurrence, fact, condition or change that is materially averse to the ability of Seller to consummate the transactions contemplated hereby.

Section 3.09 Material Contracts.

(a) The following contracts of the Group Companies (together with all Leases), are referred to as the “Material Contracts”:

(i)	each agreement of the Group Company involving aggregate consideration in excess of $100,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Group Company without penalty or without more than 180 days’ notice;

(ii)	all agreements that relate to the sale of any of the Group Company’s assets, other than in the ordinary course of business, for consideration in excess of $100,000;

(iii)	all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $100,000; and

(iv)	except for agreements relating to trade payables, all agreements relating to indebtedness (including, without limitation, guarantees) of the Group Company, in each case having an outstanding principal amount in excess of $100,000.

(b) Except for breaches or defaults that would not have a Material Adverse Effect, each Group Company is not in breach of, or default under, any Material Contract.

Section 3.10 Real Property; Title to Assets.

(a) The real property in which that any Group Company has an ownership or leasehold (subleasehold) interest (together with all buildings, structures and improvements located thereon) are referred to as the “Real Property”). As of the date of this Agreement, all leases for each parcel of leased Real Property involving total annual payments of at least $100,000 are referred to as “Leases”.

(b) Each Group Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date). All such properties and assets (including leasehold interests) are free and clear of Encumbrances, except for the following (collectively, the “Permitted Encumbrances”):

(i)	liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(ii)	mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;

(iii)	liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and

(iv)	other imperfections of title or Encumbrances that would have a Material Adverse Effect, if any.

Section 3.11 Intellectual Property.

(a) The term “Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights and all registrations and applications for registration thereof; (iii) trade secrets and know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights.

(b) The issued patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Group Companies are referred to as the “Company Intellectual Property”. Except as would not have a Material Adverse Effect, each Group Company owns or has the right to use all Intellectual Property necessary for the conduct of its business as currently conducted.

(c) Except as would not have a Material Adverse Effect, to Seller’s knowledge, (i) the conduct of any Group Company’s business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. This Section 3.11(c) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation of Intellectual Property.

Section 3.12 Insurance. The material insurance policies maintained by the Group Companies or with respect to which any Group Company is a named insured or otherwise the beneficiary of coverage are referred to as the “Insurance Policies”. Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid, except as would not have a Material Adverse Effect.

Section 3.13 Legal Proceedings; Governmental Orders.

(a) There are no claims, actions, suits, investigations or other legal proceedings (collectively, “Actions”) pending or threatened against or by any Group Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company) which if determined adversely to the Group Company would result in a Material Adverse Effect. For purposes of this Agreement: (x) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b) There are no outstanding Governmental Orders against, relating to, or affecting any Group Company or any of its properties or assets which would have a Material Adverse Effect.

(c) There are no Actions pending or, to Seller’s knowledge, threatened against or by Seller or any Group Company that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 3.14 Compliance with Laws; Permits.

(a) Each Group Company is in compliance with all Laws applicable to it or its business, properties or assets.

(b) All permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities (collectively, “Permits”) for each Group Company to conduct its business have been obtained and are valid and in full force and effect except where the failure to obtain such Permits would not have a Material Adverse Effect.

Section 3.15 Environmental Matters.

(a) The terms: (i) “Environmental Laws” means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment and natural resources, including any federal, state or local transfer of ownership notification or approval statutes; and (ii) “Hazardous Substances” means: (A) “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” or “toxic pollutants,” as such terms are defined under any Environmental Laws; (B) any other hazardous or radioactive substance, contaminant or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring or remediation.

(b) Each Group Company is in compliance with all Environmental Laws and neither the Group Company nor Seller has received notice from any Person that the Group Company, its business or assets, or any Real Property currently owned, leased, or used by the Group Company is in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(c) There has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal or release of any kind of any Hazardous Substances in violation of any Environmental Law with respect to the business or assets of the Group Company or any Real Property currently owned, leased or used by the Group Company. Neither the Group Company nor Seller received notice from any Person that any Real Property currently owned, leased or used by the Group Company has been contaminated with any Hazardous Substances which would reasonably be expected to result in an environmental claim against, or a violation of Environmental Laws by, Seller or the Group Company.

Section 3.16 Employee Benefit Matters.

(a) Each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more employees or directors of the Group Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Group Company, or under which the Group Company has any material liability for premiums or benefits is referred to as the “Benefit Plan”.

(b) Each Benefit Plan and related trust complies with all applicable Laws (including the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, “ERISA”) and the Code. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Benefit Plan, to Seller’s knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Group Company to a Tax under Section 4971 of the Code or the assets of the Company to a lien under Section 430(k) of the Code.

(c) No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither Seller nor the Group Company: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a liability of the Group Company or Buyer under Section 4069 or Section 4212(c) of ERISA.

(d) Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e) (i) There is no pending or, to Seller’s knowledge, threatened action relating to a Benefit Plan; and (ii) no Benefit Plan has within the two (2) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(f) No Benefit Plan exists that could: (i) result in the payment to any employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 3.17 Employment Matters.

(a) Each Group Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its employees. There has not been, nor, to Seller’s knowledge, has there been any threat of, any strike, slowdown, work stoppage, picketing or other similar labor disruption or dispute affecting the Group Company.

(b) Each Group Company is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Group Company, except to the extent non-compliance would not result in a Material Adverse Effect. There are no Actions against the Group Company pending, or to the Seller’s knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitral tribunal in connection with the employment or termination of employment of any current or former employee of the Group Company, including, without limitation, any Action relating to unfair labor practices, employment discrimination, harassment, retaliation, leave, accommodation, minimum wages, overtime compensation, equal pay or any other hiring, employment or employment termination related matter arising under applicable Laws.

Section 3.18 Taxes.

(a) Each Group Company has filed (taking into account any valid extensions) all material returns, declarations, reports, information returns and statements and other documents required to be filed by the Group Company with respect to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”). Such Tax Returns are true, complete and correct in all material respects. Each Group Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by the Group Company have been paid or accrued. For purposes of this Agreement, “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(b) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Group Company.

(c) There are no ongoing Actions by any taxing authority against any Group Company.

(d) Each Group Company is not a party to any Tax-sharing agreement.

(e) All material Taxes which the Group Company is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.

Section 3.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the applicable Laws. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder, and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation or by-laws of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; (c) require the consent, notice or other action by any Person under, violate or conflict with, or result in the acceleration of any agreement to which Buyer is a party; or (d) require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority; except, in the cases of clauses (b) and (c), where the violation, conflict, acceleration or failure to obtain consent or give notice would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby and, in the case of clause (d), where such consent, permit, Governmental Order, filing or notice which, in the aggregate, would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that Seller has not registered the offer and sale of the Shares under the Securities Act or any state securities laws, and that the Shares may not be pledged, transferred, sold, offered for sale, hypothecated or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.06 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE III of this Agreement; and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in Article III of this Agreement.

ARTICLE V
Covenants

Section 5.01 Employee Benefit Plans.

(a) During the period commencing at the Closing and ending on the date which is sixty (60) months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Buyer shall and shall cause the Company to provide each Employee who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the Company immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Company Continuing Employee immediately prior to the Closing.

(b) With respect to any employee benefit plan maintained by Buyer (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company, as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(c) This Section 5.01 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.01, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.01. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.01 shall not create any right in any employee of the Company or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 5.02 Director and Officer Indemnification Liability.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof, an officer or director of the Company, as provided in the certificate of incorporation or by-laws of the Company, in each case as in effect on the date of this Agreement, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) The Company shall, and Buyer shall cause the Company to (i) maintain in effect for a period of sixty (60) months after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Company may substitute policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of sixty (60) months from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

(c) The obligations of Buyer and the Company under this Section 5.02 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.02 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.02 applies shall be third-party beneficiaries of this Section 5.02, each of whom may enforce the provisions of this Section 5.02).

(d) In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.02.

Section 5.03 Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.04 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.05 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at his own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary). Seller shall promptly provide Buyer with relevant tax receipts, reasonable evidence that the tax filing has been made in accordance with applicable law and a true and complete copy of documents submitted to the appropriate tax authority. Buyer shall have no obligation to pay such Taxes or fees that is required by applicable law to be paid by Seller.

ARTICLE VI
Indemnification

Section 6.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is sixty (60) months from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 6.02 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VI, from and after the Closing, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement.

Section 6.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VI, from and after the Closing, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 6.04 Certain Limitations. The party making a claim under this ARTICLE VI is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VI is referred to as the “Indemnifying Party.” The indemnification provided for in Section 6.02 and Section 6.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 6.02(a) or Section 6.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 6.02(a) or Section 6.03(a) exceeds $100,000.00 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 6.02(a) or Section 6.03(a), as the case may be, shall not exceed $1,000,000.

(c) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

Section 6.05 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the Indemnifying Party. Such notice by the Indemnified Party shall: (a) describe the claim in reasonable detail; (b) include copies of all material written evidence thereof; and (c) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including: (i) making available (subject to the provisions of Section 5.03) records relating to such claim; and (ii) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such claim. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.07 Exclusive Remedies. The parties acknowledge and agree that from and after the Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this ARTICLE VI. In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VI. Nothing in this Section 6.07 shall limit any Person’s right to seek and obtain any equitable relief to which such Person shall be entitled or to seek any remedy on account of any intentional fraud by any party hereto.

ARTICLE VII
Miscellaneous

Section 7.01 Expenses. Except as otherwise expressly provided herein (including Section 5.06 hereof), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	3415 Greystone Dr. Suite 205 Austin TX 78731. Email: kevin.pan@poolin.io Attention: Zhibiao Pan

with a copy (which shall not constitute notice) to:	3415 Greystone Dr. Suite 205 Austin TX 78731. Email: michael.o@poolin.io Attention: General Counsel

If to Buyer:	No.181 South Taibai Road, Xi’an, Shaanxi Province, P.R.China, 710065 Email: info@cgagri.com
with a copy (which shall not constitute notice) to:	No.181 South Taibai Road, Xi’an, Shaanxi Province, P.R.China, 710065 Email: info@cgagri.com

Section 7.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and any exhibits, the statements in the body of this Agreement will control.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 7.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Any Action arising out of or related to this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such Action.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ZHIBAO PAN

By
ZHIBAO PAN

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

China Green Agriculture, Inc.

By
Zhuoyu Li
Chairman and Chief Executive Officer

EXHIBIT A

DEFINITIONS CROSS-REFERENCE TABLE

The following terms have the meanings set forth in the location in this Agreement referenced below:

Term	Section
Actions	Section 3.13(a)
Affiliate	Section 3.13(a)
Agreement	Preamble
Balance Sheet	Section 3.06
Balance Sheet Date	Section 3.06
Benefit Plan	Section 3.16(a)
Buyer	Preamble
Buyer Benefit Plans	Section 5.01(b)
Closing	Section 1.02(b)
Closing Date	Section 1.02(b)
Code	Section 2.02(b)
Company	Recitals
Company Continuing Employee	Section 5.01(a)
Company Intellectual Property	Section 3.11(b)
Deductible	Section 6.04(a)
Encumbrance	Section 1.01
Environmental Laws	Section 3.15(a)
ERISA	Section 3.16(b)
Financial Statements	Section 3.06
First Payment	Section 1.02(a)
First Payment Date	Section 1.02(a)
GAAP	Section 3.06
Governmental Authority	Section 3.05
Governmental Order	Section 3.05
Group Company	Section 3.04
Hazardous Substances	Section 3.15(a)

Indemnified Party	Section 6.04
Indemnifying Party	Section 6.04
Insurance Policies	Section 3.12
Intellectual Property	Section 3.11(a)
Law	Section 3.05
Leases	Section 3.10(a)
Losses	Section 6.02
Material Adverse Effect	Section 3.05
Material Contracts	Section 3.09(a)
Permits	Section 3.14(b)
Permitted Encumbrance	Section 3.10(b)
Person	Section 3.05
Purchase Price	Section 1.02
Qualified Benefit Plan	Section 3.16(b)
Real Property	Section 3.10(a)
Second Payment	Section 1.02(b)
Second Payment Date	Section 1.02(b)
Securities Act	Section 4.03
Seller	Preamble
Seller’s knowledge	ARTICLE III
Shares	Recitals
Signing Date	Preamble
Taxes	Section 3.18(a)
Tax Returns	Section 3.18(a)
Third Payment	Section 1.02(c)
Third Payment Date	Section 1.02(c)